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Exhibit 10.14

CONFORMED COPY

MANAGEMENT AGREEMENT

        This Management Agreement, dated as of March 16, 2004 (this "Agreement"), is made by and between Mrs. Fields' Original Cookies, Inc., a Delaware corporation (the "Company"), and Mrs. Fields Famous Brands, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (the "Manager").

W I T N E S S E T H:

        WHEREAS, the Company, directly or through one or more Company Subsidiaries, is engaged in the business of owning and operating premium snack food stores, featuring brands such as Mrs. Fields, Great American Cookie Company, Original Cookie Company, TCBY, Pretzel Time and Pretzelmaker, which are franchised or licensed to the Company by the Manager (the business, operations and affairs of which are hereinafter referred to collectively as the "Business");

        WHEREAS, the Manager possesses certain valuable management, administrative and operational skills, experience and resources relating to the Business; and

        WHEREAS, in accordance with the terms and subject to the conditions set forth in this Agreement, the Company desires to engage the Manager to manage and operate the Business and the Manager desires to accept such engagement.

        NOW, THEREFORE, in consideration of the agreements and premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.1    Definitions.    As used in this Agreement, the following terms shall have the following meanings:

          "Agreement" shall have the meaning set forth in the preamble.

          "Benefits Allocation Agreement" shall mean the Benefits Allocation Agreement, dated as of even date herewith, by and among the Company, the Manager and the subsidiaries of the Manager identified therein.

          "Board" has the meaning set forth in Section 2.2.

          "Business" shall have the meaning set forth in the first recital.

          "Capricorn Term Loan" shall mean the Promissory Note, dated as of even date herewith, by MFOC in favor of Capricorn Investors III, L.P., a Delaware limited partnership.

          "Company" shall have the meaning set forth in the preamble.

          "Company Subsidiaries" shall mean all direct or indirect subsidiaries of the Company other than the Manager and its subsidiaries.

          "Effective Date" shall mean the date of this Agreement.

          "Excluded Services" has the meaning set forth in Section 2.3.

          "Formation Transactions" shall mean the transactions occurring on or about the date hereof, including the formation of the Manager and the issuance of the Manager's senior notes.

          "Indemnified Parties" has the meaning set forth in Section 8.1.

          "Initial Amount" has the meaning set forth in Section 4.1.

          "Initial Period" has the meaning set forth in Section 3.1.

          "Insurance Allocation Agreement" shall mean the Insurance Allocation Agreement, dated as of even date herewith, by and among Mrs. Fields' Companies, Inc., a Delaware corporation, and all of its direct and indirect subsidiaries.

          "Management Services Reimbursement Amount" has the meaning set forth in Section 4.1.

          "Manager" shall have the meaning set forth in the preamble.

          "Officers" has the meaning set forth in Section 2.2.

          "Party" shall mean either the Company or the Manager.

          "Renewal Period" has the meaning set forth in Section 3.1.

          "Services" has the meaning set forth in Section 2.2.

          "Severance Expenses" has the meaning set forth in Section 6.2.

        Section 1.2    Interpretation.

          (a)   The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (b)   When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

          (c)   Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

          (d)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

          (e)   The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (f)    A reference to any Party to this Agreement or any other agreement or document shall include such Party's successors and permitted assigns.

          (g)   A reference to "$," "U.S.$," "U.S. dollars" or "dollars," shall mean the legal tender of the United States of America.

          (h)   A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

          (i)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

MANAGER'S ENGAGEMENT AND SERVICES

        Section 2.1    Engagement.    Pursuant to the terms of this Agreement, as of the Effective Date, the Company hereby engages the Manager as the sole and exclusive agent to manage and operate certain aspects of the Business (as provided in the description of the Services in Section 2.2) on a day-to-day basis and to render the Services related thereto, and the Manager hereby accepts such engagement and agrees to perform the Services. During the term of this Agreement, provided that the Manager properly is performing all of its obligations under this Agreement, the Company shall not engage, whether as an employee, officer or independent contractor, any other person or entity to manage or operate the Business or render such Services.

        Section 2.2    Services To Be Performed By the Manager.    The Manager shall have the duty to perform on a continuous and on-going basis, and hereby is granted the authority to perform or cause to be performed, the services listed below for the day-to-day management, conduct and administration of the Business (collectively, the "Services"). The Manager shall have no obligation to perform any of the Excluded Services described in Section 2.3 below.

          (a)   The determination, establishment and maintenance of administrative, operating, accounting, financial, legal, employment, training, marketing and other standards, policies and procedures;

          (b)   The appointment and supervision of all employees and personnel of the Company, including the provision for the Manager's employees to serve as executive officers of the Company;

          (c)   The determination and implementation, subject to oversight by the Officers of the Company (the "Officers") and any applicable Company corporate governance guidelines, of all labor policies, including with respect to wage and salary rates, terms, severance, fringe benefits, pension, retirement, bonus and employee benefit plans and the hiring and discharge of all employees and personnel of the Company;

          (d)   The negotiation, preparation, execution, administration and performance of all contracts and agreements relating to the day-to-day operations of the Business that involve aggregate consideration in excess of $5,000 or are for a duration of greater than six months;

          (e)   The preparation of all disclosure documents pertaining to the conduct of the Company's Business and affairs;

          (f)    The oversight of marketing and advertising activities of the Company;

          (g)   The purchase of or entering into of contracts and agreements for any equipment, supplies or services that the Manager deems required or desirable for the operation of the Business, and, as appropriate, any sale, disposal or termination of any such equipment, supplies or services that involve aggregate consideration in excess of $5,000 or are for a duration of greater than six months;

          (h)   The supervision, establishment and maintenance of accurate books of account, corporate records and business records reflecting the results of the operations of the Business, and any records as are required by statute or by any governmental agency with jurisdiction over the Company or the Company Subsidiaries, all of which may be examined by authorized representatives of the Company at all reasonable times;

          (i)    Counseling the Company in connection with policy decisions to be made by the Board of Directors of the Company (the "Board");

          (j)    The provision of notices to, and correspondence with, the vendors, suppliers, officers, directors, employees and agents of the Company;

          (k)   The provision, or arrangements for the provision, of legal, financial, tax and accounting services required by the Board, the Officers, the Manager or third parties relating to the operation of the Business;

          (l)    The payment and discharge of any and all indebtedness and obligations owed by or relating to the Company, except such as the Company or the Manager may in good faith decide to contest or as to which a bona fide dispute may arise and the payment, of any penalty or interest due in connection therewith;

          (m)  The maintenance and keeping in force of insurance of the types and in amounts customarily carried in lines of business similar to the Company's business, including but not limited to fire, directors and officers, errors and omissions, extended coverage, public liability, damage and workers' compensation, carried in companies and in amounts satisfactory to the Manager;

          (n)   The preparation and delivery to the Company of current monthly and quarterly financial statements reflecting the results of the operations of the Business for such periods and other statements and reports as may be required by the Company from time to time;

          (o)   The initiation (if deemed necessary by the Manager), defense, management or compromise by the Manager of any third party legal actions or proceedings against the Manager or the Company asserted or arising in the day-to-day conduct of the Business or arising in connection with the Manager's performance of the Service;

          (p)   The preparation and filing of tax returns required by any federal, state or local governmental entity, and the payment from the Company's funds, but not from any management or other fee payable to the Manager, of any tax (both real and personal), assessment, penalty or interest due in connection therewith owed by or relating to the Company, except such as the Company or the Manager may in good faith decide to contest or as to which a bona fide dispute may arise;

          (q)   At the request of the Officers, the engagement of outside quality assurance services upon such terms and conditions as the Manager and the Officers shall mutually agree;

          (r)   Implementation and execution of the plan (as determined and adjusted from time to time by the Board) relating to the Company's ownership of stores;

          (s)   Establishment and maintenance of information technology systems as determined necessary or desirable by the Manager;

          (t)    Subject to the approval of the Officers, the retention for and on behalf of the Company, and at the Company's sole cost and expense, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, financial advisors, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such additional services to be rendered by its employees or affiliates or by outside professionals or consultants employed by the Manager for such additional services to the Manager. The Company shall directly pay or promptly reimburse the Manager or its affiliates performing such additional services for the cost thereof upon receipt of a reasonably detailed invoice; provided that, in the case of such additional services provided by employees or affiliates of the Manager, such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's length basis;

          (u)   Except as provided in Section 2.2(t), the provision of any substantial services in connection with the sale of all or substantially all of the assets of the Company or any Company Subsidiary, or the merger, consolidation or other corporate reorganization of the Company or any Company Subsidiary;

          (v)   Such other services as are reasonably necessary for the effective management of the Business and related to any of the foregoing Services or such other services relating to the Business as are reasonably requested in writing by the Board or the Officers; provided, however, that (i) the Manager shall not be required to perform such services if, in the sole judgment of the Manager, it would materially increase the cost to the Manager of providing the Services and (ii) in any case, the Manager would receive additional payment for providing such services.

        Section 2.3    Excluded Services and Activities.    Unless otherwise agreed to in writing by the Parties, the Services shall not include any of the following services by the Manager or its subsidiary or affiliated entities (collectively, the "Excluded Services"):

          (a)   The guaranteeing, or becoming liable in any way as a surety, endorser or accommodation party or otherwise for, or pledging or granting any security interest covering any of the assets of the Manager or its subsidiary or affiliated entities in connection with, any debts or obligations of the Company;

          (b)   The payment, or becoming liable in any way, of any debts, obligations or expenses of the Company, including, without limitation, in respect of (i) any taxes, penalties or interest due in connection with the Manager's preparation and filing of tax returns on behalf of the Company, (ii) any judgments, fines or other amounts due in connection with the Manager's initiation or defense of any lawsuit or other proceeding on behalf of the Company, (iii) payroll of the Company;

          (c)   Services and obligations including the payment of royalty and ad fund advertising fees to the Manager or its subsidiaries pursuant to franchise agreements and license agreements between the Company and the Manager or its subsidiaries;

          (d)   The performance of any services that as of the Effective Date or as later altered with the consent of the Officers are performed solely by employees of the Company.

        Section 2.4    Performance by the Manager.

          (a)   The Services shall be performed or arranged by the officers, employees, agents and contractors of the Manager as determined by the Manager in its sole discretion.

          (b)   The Manager shall use its reasonable efforts, skill and judgment in the performance of the Services. The Manager shall perform or cause the Services to be performed in material compliance with applicable laws, rules and regulations, including, without limitation, those pertaining to labor, employment and franchising.

          (c)   In providing the Services, the Manager shall have a duty to act, and to cause its agents to act, in a reasonably prudent manner, but neither the Manager nor any director, officer, employee, or agent of the Manager shall be liable to the Company or any third party for any error in judgment or mistake of law or for any loss incurred in connection with the matters to which this Agreement relates, except that the Manager shall be responsible for a loss resulting from malfeasance, bad faith or gross negligence on the part of the Manager or its directors, officers, employees or agents.

          (d)   The relationship created between the Manager and the Company pursuant to this Agreement shall be solely that of independent contractors, and neither the execution nor performance of this Agreement shall create any partnership or joint venture relationship between the Manager and the Company.

        Section 2.5    Service as Officers and Directors.

          (a)   Directors, officers, employees and agents of the Manager, as may be selected from time to time by the Manager, may be appointed by the Company and serve as directors, officers, agents, nominees and signatories of the Company or any Company Subsidiary, to the extent permitted by the organizational documents of such entity (and resolutions duly adopted by the board of directors (or other governing body thereof) pursuant thereto), this Agreement, applicable law and such terms and conditions as the Manager may reasonably impose in connection with such service or appointment where any such person may serve concurrently as an officer or director of the Manager and as an officer or manager of the Company (or any Company Subsidiary).

          (b)   Any individual serving as a director, officer, agent, nominee or signatory of the Company or any Company Subsidiary pursuant to Section 2.5(a) shall be entitled to indemnification from such entity to the maximum extent provided by the organizational documents of such entity (and resolutions duly adopted by the board of directors (or other governing body thereof) pursuant thereto).

        Section 2.6    Bank Accounts.

          (a)    Establishment and Use.    At the direction of the Officers, on or before the Effective Date, the Manager shall establish and maintain one or more bank accounts in the name of the Company and any Company Subsidiary, and may collect and deposit funds into any such account, and disburse funds from such accounts (including, without limitation, for reimbursement of payments to which the Manager is entitled) subject to the terms and conditions of this Agreement and such additional terms and conditions as the Officers may establish consistent with this Agreement. The Manager shall from time to time render appropriate accountings of such collections and payments to the Officers and, upon request of the Officers, to the Auditors.

          (b)    Fees and Expenses.    From the Company bank accounts established pursuant to Section 2.6(a), the Manager shall be entitled to disburse as and when due the Management Services Reimbursement Amount, and expenses reimbursable to the Manager in accordance with Article IV or as otherwise provided in this Agreement.

          (c)    Satisfaction of Company Obligations; Set-Off Right; Misdirected Amounts.

              (i)  In addition to the disbursements authorized in Section 2.6(b), from time to time as specified herein or an otherwise determined necessary or appropriate by the Manager, the Manager shall disburse from the Company bank accounts such funds as are required to paid in satisfaction of the Company's obligations and liabilities, including, without limitation, payments (i) to tax authorities, (ii) in respect of judgments or settlements, (iii) under the Capricorn Term Loan, or (iv) to MFC for the Company's pro-rata portion of insurance coverage under the Insurance Allocation Agreement or (v) to third party providers for the Company's pro-rata portion of employee benefits costs (and amounts remitted to the Company) under the Benefits Allocation Agreement.

             (ii)  If, from time to time the Manager shall inadvertently cause the Company to pay directly any costs and expenses that should have been borne and paid directly by the Manager or its subsidiaries, the Company shall have the right and the Manager shall have the obligation, as soon as practicable following discovery of the error, to deduct such amounts from the next Management Services Reimbursement Amount to be paid by the Company to the Manager hereunder.

            (iii)  Any amounts received by a party to this Agreement, which, pursuant to the terms hereof, is the property of the other party, promptly shall be remitted to such other party.

ARTICLE III

TERM

        Section 3.    Term.    Unless terminated sooner in accordance with Article VII, the term of this Agreement shall commence on the Effective Date and shall run until December 31, 2008 (the "Initial Period"). Thereafter, unless terminated sooner in accordance with Article VII, this Agreement shall be renewed automatically (without the necessity of obtaining any signatures or consent from the Parties) for one additional five-year period (expiring on December 31, 2013) (the "Renewal Period") unless either the Company or the Manager has provided written notice to the other Party no less than six months prior to the end of the Initial Period of its intention not to renew.

ARTICLE IV

MANAGEMENT SERVICES REIMBURSEMENT

        Section 4.1    Management Services Reimbursement Amount; Expenses.

          (a)    Management Services Reimbursement Amount.    During the Initial Period and, if applicable, the Renewal Period, as a reimbursement for services rendered (including the Services to be provided hereunder) to the Company, the Company shall reimburse the Manager as follows:

            (i)    On the Effective Date, the Company shall pay to the Manager $435,000 (the "Initial Amount"); and

            (ii)   For each fiscal month (or portion thereof) beginning on the Effective Date, the Company shall pay to the Manager an amount (the "Management Services Reimbursement Amount") equal to the sum of:

              (1)   The actual allocated costs of the fixed general and administrative functions specified on Schedule A attached hereto under the heading "Fixed G&A"; plus

              (2)   The actual allocated costs of the variable general and administrative functions specified on Schedule A attached hereto under the heading "Variable G&A."

            (iii)  The Company and the Manager shall cooperate in good faith to determine the appropriate allocation of the fixed and variable components of the Management Services Reimbursement Amount (specified in Sections 4.1(a)(ii)(1) and (2) above) as the same may change from time to time. The determination of such allocation shall be made in a manner consistent with the determination of the allocation identified on Schedule A hereto, which is based upon a review by the senior executive of each department of the percentage of time of such department's staff that is attributable to the rendering of services to the Company under this Agreement.

            (iv)  The Initial Amount shall be credited against the Management Services Reimbursement Amount in respect of the last fiscal month in which services are rendered prior to the termination or expiration of this Agreement in accordance with its terms and any excess shall be remitted to the Company. The Initial Amount shall not accrue interest.

          (b)    Expenses.    In addition to the Management Services Reimbursement Amount, the Company shall pay directly or promptly reimburse the Manager for capital and other expenditures for which reimbursement or payment (as the case may be) is required by this Agreement.

        Section 4.2    Calculation and Payment of Management Services Reimbursement Amount.

          (a)   The Management Services Reimbursement Amount shall be calculated as promptly as possible following each fiscal month during the term of this Agreement and, in any event, in advance of the payment due date specified in Section 4.2(c).

          (b)   Prior to the payment of the Management Services Reimbursement Amount for each fiscal month, the Chief Financial Officer and one other senior executive officer of the Manager shall review and approve such allocation.

          (c)   The Management Services Reimbursement Amount required under Section 4.1 shall be paid in arrears on a monthly basis to the Manager no later than the fifteenth day of each fiscal month following the month in which such services are rendered, or, if such date is not a business day, on the next business day.

          (d)   In the event that any Management Services Reimbursement Amounts required under Section 4.1 are not paid within five business days of the due date, then the Company shall pay a late fee equal to one percent of the Management Services Reimbursement Amounts then due for each day from the due date until the date such Management Services Reimbursement Amounts are paid together with interest on the entire amount then payable at a rate of 18% per annum.

ARTICLE V

ACTIONS REQUIRING CONSENT

        Section 5.1    Consent of Board.    The following actions shall not occur without prior notice to the Manager or without the prior consent of the Board:

          (a)   The Company or any Company Subsidiary obtaining or permitting to exist, any loan, advance, or other borrowing, whether secured or unsecured or in the ordinary course of business;

          (b)   The Company or any Company Subsidiary creating any security interest or lien against itself or any of its assets to secure a borrowing;

          (c)   The issuance or sale of any security of the Company or any Company Subsidiary, including, without limitation, any share of the Company or warrant, bond, note, debenture or other instrument convertible into any of the foregoing;

          (d)   The sale or transfer of any of the assets of the Company that would materially affect the Business or its operations, except as otherwise permitted by Section 2.2(r);

          (e)   The Company or any Company Subsidiary guaranteeing or becoming liable in any way as a surety, endorser, or accommodation endorser or other-wise for debts or obligations of any other person or entity, other than in the ordinary course of business;

          (f)    The commencement of voluntary bankruptcy or insolvency proceedings by the Company or any Company Subsidiary; or

          (g)   The dissolution, liquidation, cessation of business, or winding up of the Company or any Company Subsidiary.

ARTICLE VI

TERMINATION

        Section 6.1    Termination.

          (a)   This Agreement may be terminated by the Parties only upon the occurrence of any of the following events:

            (i)    By the Company in the event of (A) a material breach of the Agreement by the Manager, which is not cured by the Manager within twenty days after written notice thereof from the Board, and (B) thereafter a vote of the Board to terminate the Agreement;

            (ii)   By the Manager, in the event the Company shall fail to make any payments or reimbursements to the Manager as required by this Agreement within twenty days following their due date for Management Services Reimbursement Amount payments or the Manager's written demand for reimbursements; or

            (iii)  By the express written agreement of the Parties.

        Section 6.2    Rights Upon Termination.    In the event of a termination of this Agreement pursuant to Section 6.1(b)(i), the Manager shall bear all expenses incurred by the Manager in connection with the severance of any persons employed by it to render the Services (the "Severance Expenses"). In the event of a termination of this Agreement pursuant to Section 6.1(b)(ii), the Company shall be liable for and pay the Severance Expenses to the Manager within ten days of any such termination. Upon termination of this Agreement, (a) the Company shall remit to the Manager any Management Services Reimbursement Amounts then outstanding (no later than the date on which such amounts otherwise would be required to be paid in accordance with Section 4.2), (b) the Manager shall remit to the Company any amount in excess of the Initial Amount pursuant to Section 4.1(a)(iv), and (c) the Manager shall provide to the Company all of the documentation, materials, and records (in whatever form the foregoing may exist) it possesses relating to the Company, and shall otherwise act in good faith to allow for the continued, uninterrupted operation of the Business by the Company.

ARTICLE VII

DISPUTE RESOLUTION

        Section 7.1    Initial Dispute Resolution.    If a dispute arises out of or relates to this Agreement or its breach, the Parties shall endeavor to settle the dispute first through direct discussions. If the dispute cannot be settled through direct discussions, and if both Parties agree, the Parties shall endeavor to settle the dispute by mediation with a third party mediator before recourse to arbitration. The location of the mediation shall be Salt Lake City, Utah.

        Section 7.2    Arbitration.    Any controversy or claim arising out of or relating to this Agreement or its breach not resolved by mediation, except for claims which have been waived by the making or acceptance of final payment, shall be decided by binding arbitration in accordance with the applicable rules of the American Arbitration Association then in effect unless the Parties mutually agree otherwise. Any such arbitration shall be held in Salt Lake City, Utah. Judgment on the award or decision rendered in arbitration may be entered in any court having jurisdiction thereof.

        Section 7.3    Work Continuance and Payment.    Unless otherwise agreed by the Parties in writing, the Manager shall continue to provide the Services covered hereby during any mediation or arbitration proceedings provided that it continues to receive the Management Services Reimbursement Amount and other payments and reimbursements required under this Agreement.

ARTICLE VIII

INDEMNIFICATION

        Section 8.1    Indemnification.    The Company shall indemnify and hold the Manager (including its directors, officers, employees and agents (together with the Manager, the "Indemnified Parties"), whether acting in such capacity on behalf of the Manager or the Company or both) harmless from and against any and all losses, liabilities, claims, damages, costs and expenses (including reasonable attorneys' fees and other expenses of litigation) to which the Indemnified Parties may become subject arising out of the Services provided under this Agreement, provided, however, that such agreement by the Company shall not protect the Indemnified Parties against any liability of which the Indemnified Parties would otherwise be subject by reason of malfeasance, bad faith or gross negligence.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.1    Assignment.    The obligations of the Manager under this Agreement are personal to the Manager, and the Company is entering into this Agreement in reliance upon the Manager's expertise and knowledge in performing the Manager's obligations hereunder. For the foregoing reasons, the Manager shall not voluntarily or involuntarily, directly or indirectly, sell, assign, hypothecate, pledge or otherwise transfer or dispose of all or any portion of its interest in this Agreement to any third party without the prior written consent of the Company; provided, however, the Manager may assign this Agreement to any of its wholly-owned subsidiaries having the expertise and resources necessary to perform the Manager's duties hereunder.

        Section 9.2    Amendment.    This Agreement may be amended from time to time only by a writing executed by the Manager and the Company (subject to the prior written approval of the Board).

        Section 9.3    Notices.    All notices, requests, demands and other communications hereunder by which either Party is to be legally bound shall be in writing and shall be given (i) by Federal Express (or other established express delivery service that maintains delivery records), (ii) by hand delivery, (iii) or by facsimile transmission, to the Parties at their last known addresses. Notices shall be deemed effective upon dispatch.

        Section 9.4    Costs and Attorneys' Fees.    In the event either Party commences an arbitral or legal proceeding or mediation to enforce any of the terms of this Agreement, the prevailing Party in such action shall have the right to recover reasonable attorneys' fees and costs from the other Party, to be fixed by the arbitral panel in the same action.

        Section 9.5    Entire Agreement.    This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements and negotiations between the Parties with respect thereto.

        Section 9.6    Governing Law.    This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York without application of choice of law principles.

        Section 9.7    No Waiver.    No failure or delay of a Party in the exercise of any right given to such Party hereunder or by law shall constitute a waiver thereof, nor shall any single or partial exercise of any such right preclude the other or further exercise thereof or any other right. The waiver by a Party of any breach of any provision shall not be deemed to be a waiver of any subsequent breach thereof, or of any breach of any other provision hereof.

        Section 9.8    Further Assurances.    Each Party shall, whenever and as often as reasonably requested by the other Party, execute or cause to be executed all such instruments or agreements as may be reasonably necessary in order to carry out the purpose of this Agreement, and each Party shall do all other acts reasonably necessary or requested by the other Party to carry out the intent and purpose of this Agreement.

        Section 9.9    Ownership of Documents.    All documents related to the Company shall be and remain the sole and exclusive property of the Company, and the Manager shall acquire no rights in or to such documents.

        Section 9.10    No Third Party Beneficiary.    Nothing set forth in this Agreement is intended to create in or confer upon any person, firm or entity not a Party to this Agreement any rights under this Agreement.

        Section 9.11    Miscellaneous.    The terms, covenants, conditions, and benefits contained herein shall be binding upon and inure to the benefit of the successors, transferees and permitted assigns of the Parties. Time is expressly made of the essence of each and every provision of this Agreement. This Agreement shall be interpreted and construed only by the contents hereof. The individuals executing this Agreement represent and warrant that they have the power and authority to do so, and to bind the entities for whom they are executing this Agreement. If any term or provision of this Agreement or the application of it to any person or circumstance shall to any extent be held by a court to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and shall be enforced to the extent permitted by law.

[Remainder of Page Intentionally Left Blank.]

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MRS. FIELDS' ORIGINAL COOKIES, INC.
By:	/s/ MICHAEL R. WARD
Name: Michael R. Ward
Title: Senior Vice President, General Counsel and Secretary
MRS. FIELDS FAMOUS BRANDS, LLC
By:	/s/ MICHAEL R. WARD
Name: Michael R. Ward
Title: Senior Vice President, General Counsel and Secretary

Schedule A

			StoreCo Total		Fixed		Variable
	Acct Unit
		Name	$	%	$	%	$	%
CEO	9924	CEO	1,770	34%	1,423	27%	347	7%
CEO	9928	Specialty G&A	—	0%	—	0%	—	0%
CEO	8006	Gary Talley	—	0%	—	0%	—	0%
CEO	9984	Administration—GAC Atlanta	—	0%	—	0%	—	0%

		Subtotal	1,770	32%	1,423	26%	347	6%
CFO	9920	Finance	160	32%	160	32%	—	0%
CFO	9921	Internal Audit	—	0%	—	0%	—	0%
CFO	9929	Planning and Analysis	193	51%	34	9%	159	42%
CFO	9931	G & A Payroll	—	0%	—	0%	—	0%
CFO	9933	Accounting	785	28%	145	5%	641	23%
CFO	9934	Risk Management	24	3%	—	0%	24	3%
CFO	9935	Data Processing	590	52%	157	14%	433	38%
CFO	9937	Treasury	44	38%	44	38%	—	0%

		Subtotal	1,797	30%	539	9%	1,258	21%
Dev	5555	TCBY NTRD Program	—	0%	—	0%	—	0%
Dev	9972	Mitch Mitchell	—	0%	—	0%	—	0%
Dev	9973	Franchise Sales	—	0%	—	0%	—	0%
Dev	9976	Steve Bryan	—	0%	—	0%	—	0%

		Subtotal	—	0%	—	0%	—	0%
Legal	9925	Legal	196	15%	44	3%	153	12%
Legal	9940	Human Resources	23	5%	4	1%	19	4%
Legal	9941	Benefits	118	204%	10	17%	108	187%
Legal	9942	Copy Center	—	0%	—	0%	—	0%
Legal	9943	Mail Room	—	0%	—	0%	—	0%
Legal	9953	Cottonwood Building	294	34%	159	18%	135	16%
Legal	9967	Chairmans Council	—	0%	—	0%	—	0%
Legal	9968	Administrative Costs	50	32%	—	0%	50	32%

		Subtotal	682	22%	216	7%	466	15%
Marketing	9944	Communications	—	0%	—	0%	—	0%
Marketing	9962	Product Research & Development	—	0%	—	0%	—	0%
Marketing	9966	Marketing Payroll	—	0%	—	0%	—	0%
Marketing	59975	GAC Advertising Fund	—	0%	—	0%	—	0%
Marketing	59970	MFC/OCC Advertising Fund	—	0%	—	0%	—	0%
Marketing	59965	HS Advertising Fund	—	0%	—	0%	—	0%
Marketing	59960	PT Advertising Fund	—	0%	—	0%	—	0%
Marketing	59980	PM Advertsing Fund	—	0%	—	0%	—	0%

		Subtotal	—	0%	—	0%	—	0%
Ops	9964	Purchasing/Distribution	—	0%	—	0%	—	0%
Ops	9969	Corporate Training	494	55%	347	38%	147	16%
Ops	9971	Customer Service	—	0%	—	0%	—	0%
Ops	9983	Training—GAC	—	0%	—	0%	—	0%

		Subtotal	494	39%	347	0%	147	0%
RE	9926	Loss Prevention	240	100%	91	38%	149	62%
RE	9950	Real Estate	—	0%	—	0%	—	0%
RE	9955	Construction	132	100%	53	40%	79	60%
RE	9956	Repair & Maintenance	108	100%	15	14%	93	86%

		Subtotal	481	54%	159	18%	321	36%
		Total	5,223	25%	2,685	13%	2,538	12%

QuickLinks

  Exhibit 10.14
MANAGEMENT AGREEMENT
ARTICLE IV MANAGEMENT SERVICES REIMBURSEMENT
ARTICLE VI TERMINATION
ARTICLE VII DISPUTE RESOLUTION
ARTICLE VIII INDEMNIFICATION
ARTICLE IX GENERAL PROVISIONS